Exhibit T3A.21

CERTIFICATE OF INCORPORATION

OF

PIZZERIA UNO OF SYRACUSE, INC.

Under Section 402 of the Business Corporation Law

The undersigned, being natural persons of at least 18 years of age and acting as incorporators of the corporation hereby being formed under the Business Corporation Law, certify that:

FIRST: The name of the corporation is PIZZERIA UNO OF SYRACUSE, INC.

SECOND: The corporation is formed for the following purpose or purposes:

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the corporation is to be located in the County of Onondaga, State of New York.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is two hundred (200), all of which are without par value, and all of which are of the same class.

FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o The Prentice-Hall Corporation System, Inc., One Gulf & Western Plaza, New York, NY 10023-7773.

SIXTH: The duration of the corporation is to be perpetual.

SEVENTH: The corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Article, and the indemnification proved for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-law, resolution of shareholders, resolution of directors, agreement or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the corporation.

EIGHTH: The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented.

IN WITNESS WHEREOF, I sign my name this  12 day of June, 1989 and affirm the statements contained herein are true under penalty of perjury.

/s/ Jack H. Calecham
Jack H. Calecham, Incorporator
One Financial Center
Boston, MA 02111

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